NEWS RELEASE
FOR IMMEDIATE RELEASE
July 29, 2015
CAPITOL FEDERAL FINANCIAL, INC.
REPORTS THIRD QUARTER FISCAL YEAR 2015 RESULTS

Topeka, KS - Capitol Federal® Financial, Inc. (NASDAQ: CFFN) (the "Company") announced results today for the quarter ended June 30, 2015. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which will be filed with the Securities and Exchange Commission ("SEC") on or about August 4, 2015 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	net income of $19.6 million, including $699 thousand from the daily leverage strategy;

•	basic and diluted earnings per share of $0.14;

•	annualized loan portfolio growth of 8%;

•	net interest margin of 1.71% (which would have been 2.05%, excluding the effects of the daily leverage strategy);

•	dividends paid of $45.5 million, or $0.335 per share, including a $0.25 per share True Blue® Capitol dividend; and

•	the repurchase of 1,977,327 shares of common stock at an average price of $12.02 per share.

Comparison of Operating Results for the Three Months Ended June 30, 2015 and March 31, 2015

Net income increased $368 thousand, or 1.9%, from the quarter ended March 31, 2015 to $19.6 million for the quarter ended June 30, 2015, due primarily to a decrease in income tax expense resulting largely from a decrease in the effective income tax rate. Net income attributable to the daily leverage strategy was $699 thousand during the current quarter.

Net interest income increased $234 thousand, or 0.5%, from the prior quarter to $47.0 million for the current quarter. The increase was due primarily to an increase in total interest and dividend income resulting largely from an increase in interest income on loans receivable and investment securities, partially offset by a decrease in interest income on mortgage-backed securities ("MBS"). The net interest margin for the current quarter held steady from the prior quarter at 1.71%. Excluding the effects of the daily leverage strategy, the net interest margin would have been 2.05% for the current quarter, compared to 2.04% for the prior quarter.

Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter decreased one basis point from the prior quarter, to 2.69%, while the average balance of interest-earning assets increased $52.6 million between the two periods. Absent the impact of the daily leverage strategy, the weighted average yield on total interest-earnings assets would have decreased one basis point from the prior quarter, to 3.20%, while the average balance would have increased $37.9 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2015	2015	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$58,922	$58,198	$724	1.2%
MBS	8,849	9,537	(688)	(7.2)
Investment securities	1,914	1,673	241	14.4
Federal Home Loan Bank Topeka ("FHLB") stock	3,132	3,076	56	1.8
Cash and cash equivalents	1,357	1,393	(36)	(2.6)
Total interest and dividend income	$74,174	$73,877	$297	0.4

The increase in interest income on loans receivable was due to a $108.9 million increase in the average balance of the portfolio, partially offset by a two basis point decrease in the weighted average yield on the portfolio, to 3.67% for the current quarter. Net premium/deferred cost amortization of $184 thousand during the current quarter decreased the average yield on the portfolio by one basis point. During the prior quarter, $331 thousand of net premiums/deferred costs were amortized, which decreased the average yield on the portfolio by two basis points.

The decrease in interest income on MBS was due to a $72.9 million decrease in the average balance of the portfolio, as well as to a seven basis point decrease in the weighted average yield on the portfolio. Cash flows not reinvested in the portfolio were used primarily to fund loan growth. During the current quarter, $1.4 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 35 basis points. During the prior quarter, $1.3 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 30 basis points. The increase in interest income on investment securities was due primarily to a $75.9 million increase in the average balance of the portfolio as a portion of cash, held in excess of the daily leverage strategy, was invested into the portfolio during the current quarter.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased two basis points from the prior quarter, to 1.12%, due mainly to a decrease in the weighted average rate paid on FHLB advances, while the average balance of interest-bearing liabilities increased $59.1 million between the two periods. Absent the impact of the daily leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have decreased three basis points from the prior quarter, to 1.36%, while the average balance would have increased $44.4 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2015	2015	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$17,072	$17,198	$(126)	(0.7)%
Deposits	8,377	8,207	170	2.1
Repurchase agreements	1,712	1,693	19	1.1
Total interest expense	$27,161	$27,098	$63	0.2

The decrease in interest expense on FHLB borrowings was due to a six basis points decrease in the weighted average rate paid on FHLB advances during the current quarter, to 2.45%. This decrease was due primarily to a full quarter impact of the renewal of a maturing advance during the prior quarter at a lower rate, as well as to the renewal of another maturing advance in the current quarter at a lower rate.

The increase in interest expense on deposits was due primarily to an increase in the average balance and rate paid on our retail certificate of deposit portfolio. The average balance of our retail certificate of deposit portfolio increased $37.0 million and the weighted average rate paid increased two basis points, to 1.26%, during the current quarter.

Provision for Credit Losses
Capitol Federal Savings Bank (the "Bank") recorded a provision for credit losses during the current quarter of $323 thousand compared to a provision for credit losses during the prior quarter of $275 thousand. The $323 thousand provision for credit losses in the current quarter takes into account net charge-offs of $128 thousand and loan growth.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2015	2015	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,798	$3,471	$327	9.4%
Insurance commissions	537	973	(436)	(44.8)
Loan fees	340	357	(17)	(4.8)
Income from bank-owned life insurance ("BOLI")	251	252	(1)	(0.4)
Other non-interest income	219	224	(5)	(2.2)
Total non-interest income	$5,145	$5,277	$(132)	(2.5)

The increase in retail fees and charges was due primarily to an increase in debit card income, due in part to seasonality, and an increase in service charges earned. The decrease in insurance commissions was due largely to the receipt of annual commissions from certain insurance providers during the prior quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2015	2015	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$11,038	$10,412	$626	6.0%
Information technology and communications	2,573	2,585	(12)	(0.5)
Occupancy, net	2,557	2,461	96	3.9
Federal insurance premium	1,342	1,468	(126)	(8.6)
Deposit and loan transaction costs	1,435	1,256	179	14.3
Regulatory and outside services	1,365	1,206	159	13.2
Low income housing partnerships	492	1,366	(874)	(64.0)
Advertising and promotional	1,069	749	320	42.7
Other non-interest expense	1,235	1,356	(121)	(8.9)
Total non-interest expense	$23,106	$22,859	$247	1.1

The increase in salaries and employee benefits expense was due primarily to compensation expense on unallocated Employee Stock Ownership Plan ("ESOP") shares related to the $0.25 per share True Blue Capitol dividend paid in June 2015. Similar to the current quarter, this dividend will result in $476 thousand of ESOP compensation expense in the fourth quarter of fiscal year 2015. The decrease in low income housing partnerships expense was due primarily to the prior quarter including impairments, as well as to a decrease in amortization expense in the current quarter. The decrease in amortization expense included an adjustment to the prior quarter estimate of amortization expense, as well as to the current quarter estimate based on prior quarter activity. The increase in advertising and promotional expense was due primarily to the timing of media campaigns and sponsorships.

The Company's efficiency ratio was 44.30% for the current quarter compared to 43.91% for the prior quarter. The change in the efficiency ratio was due primarily to an increase in non-interest expense. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a lower level of expense.

Income Tax Expense
Income tax expense was $9.1 million for the current quarter compared to $9.7 million for the prior quarter. The decrease between periods was due primarily to a decrease in the effective income tax rate, from 33.5% for the prior quarter, to 31.8% for the current quarter. The decrease in the effective income tax rate between periods was largely a result of reducing income tax expense to account for the impact of a lower effective tax rate year-to-date, primarily a result of higher deductible expenses associated with dividends paid on ESOP shares due to the True Blue Capitol dividend paid in June 2015.

Comparison of Operating Results for the Nine Months Ended June 30, 2015 and 2014

For the nine month period ended June 30, 2015, the Company recognized net income of $59.3 million, compared to net income of $57.5 million for the nine month period ended June 30, 2014. The $1.8 million, or 3.2%, increase in net income was due primarily to the daily leverage strategy. Net income attributable to the daily leverage strategy was $2.2 million during the current nine month period.

Net interest income increased $5.7 million, or 4.2%, from the prior year nine month period to $141.8 million for the current nine month period due primarily to the daily leverage strategy. The net interest margin decreased 32 basis points, from 2.04% for the prior year nine month period, to 1.72% for the current nine month period as a result of the daily leverage strategy. Excluding the effects of the daily leverage strategy, the net interest margin would have been 2.07% for the current nine month period, or three basis points higher than the prior year nine month period. This increase was primarily a result of a decrease in the cost of funds and an increase in the dividend rate received on FHLB stock between the two periods. The positive impact on the net interest margin resulting from the shift in the mix of interest-earning assets from relatively lower yielding securities to higher yielding loans was mostly offset by a decrease in market interest rates.

Interest and Dividend Income
The weighted average yield on total interest-earning assets decreased 53 basis points, from 3.24% for the prior year nine month period, to 2.71% for the current nine month period, while the average balance of interest-earning assets increased $2.08 billion from the prior year nine month period. The decrease in the weighted average yield and the increase in the average balance both were due primarily to the daily leverage strategy. Absent the impact of the daily leverage strategy, the weighted average yield on total interest-earning assets would have decreased two basis points from the prior year nine month period, to 3.22%, and the average balance would have decreased $6.3 million. The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2015	2014	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$175,739	$171,539	$4,200	2.4%
MBS	28,387	34,765	(6,378)	(18.3)
Investment securities	5,262	5,674	(412)	(7.3)
FHLB stock	9,389	3,877	5,512	142.2
Cash and cash equivalents	4,174	157	4,017	2,558.6
Total interest and dividend income	$222,951	$216,012	$6,939	3.2

The increase in interest income on loans receivable was due to a $283.2 million increase in the average balance of the portfolio, partially offset by a decrease in the weighted average yield on the portfolio. The weighted average yield on the portfolio decreased eight basis points, from 3.78% for the prior year nine month period, to 3.70% for the current nine month period. The decrease in the weighted average yield was due primarily to adjustable-rate loans, endorsements, and refinances repricing to lower rates.

The decrease in interest income on MBS and investment securities was due primarily to a decrease in the average balance of each portfolio as cash flows not reinvested in the portfolios were used largely to fund loan growth. The average balance of the MBS portfolio decreased $287.2 million and the average balance of the investment securities portfolio decreased $74.0 million between the two periods. Additionally, the weighted average yield on the MBS portfolio decreased 10 basis points, from 2.36% during the prior year nine month period, to 2.26% for the current nine month period. The decrease in the weighted average yield on the MBS portfolio was due primarily to repayments of MBS with yields greater than the weighted average yield on the existing portfolio, and to an increase in the impact of net premium amortization. Net premium amortization was $4.0 million during the current nine month period, which decreased the weighted average yield on the portfolio by 32 basis points. During the prior year nine month period, $4.2 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 29 basis points. At June 30, 2015, the net balance of premiums/(discounts) on our portfolio of MBS was $15.6 million.

The increase in dividends received on FHLB stock was due primarily to an $83.9 million increase in the average balance of the portfolio as a result of the daily leverage strategy, as well as an increase in the FHLB dividend rate between the two periods. The increase in interest income on cash and cash equivalents was due primarily to a $2.07 billion increase in the average balance resulting mainly from the daily leverage strategy.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased 30 basis points, from 1.43% for the prior year nine month period, to 1.13% for the current nine month period, while the average balance of interest-bearing liabilities increased $2.17 billion from the prior year nine month period due primarily to the daily leverage strategy. Absent the impact of the daily leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have decreased six basis points from the prior nine month period, to 1.37%, due primarily to a decrease in the cost of term borrowings. The average balance of interest-bearing liabilities would have increased $100.6 million due mainly to deposit growth. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2015	2014	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$51,258	$47,000	$4,258	9.1%
Deposits	24,729	24,523	206	0.8
Repurchase agreements	5,136	8,319	(3,183)	(38.3)
Total interest expense	$81,123	$79,842	$1,281	1.6

The increase in interest expense on FHLB borrowings was due primarily to a $2.07 billion increase in the average balance on the FHLB line of credit as a result of the daily leverage strategy, partially offset by a 106 basis point decrease in the weighted average rate paid on FHLB borrowings. The decrease in the weighted average rate paid on the FHLB borrowings portfolio was primarily a result of borrowings on the FHLB line of credit, at an average rate of 0.25% for the current nine month period, in conjunction with the daily leverage strategy. Absent the impact of the daily leverage strategy, the average rate paid on FHLB borrowings would have decreased seven basis points from the prior year nine month period, to 2.46% for the current nine month period, primarily as a result of renewals of advances to lower market rates during the prior fiscal year.

The decrease in interest expense on repurchase agreements was due to the maturity of a $100.0 million agreement at 4.20% between periods. The repurchase agreement was replaced with an FHLB advance, which was at a lower rate than the maturing repurchase agreement.

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current nine month period of $771 thousand compared to a provision for credit losses during the prior year nine month period of $982 thousand. The $771 thousand provision for credit losses in the current nine month period takes into account net charge-offs of $397 thousand and loan growth.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2015	2014	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$11,052	$11,056	$(4)	—%
Insurance commissions	2,059	2,589	(530)	(20.5)
Loan fees	1,071	1,221	(150)	(12.3)
Income from BOLI	819	1,001	(182)	(18.2)
Other non-interest income	678	979	(301)	(30.7)
Total non-interest income	$15,679	$16,846	$(1,167)	(6.9)

The decrease in insurance commissions was due primarily to a decrease in annual commissions received from certain insurance providers as a result of less favorable claims experience year-over-year.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent. The Company's efficiency ratio was 43.88% for the current nine month period compared to 43.78% for the prior year nine month period.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2015	2014	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$31,927	$32,379	$(452)	(1.4)%
Information technology and communications	7,726	6,985	741	10.6
Occupancy, net	7,437	7,662	(225)	(2.9)
Federal insurance premium	4,092	3,264	828	25.4
Deposit and loan transaction costs	4,065	3,976	89	2.2
Regulatory and outside services	3,867	3,990	(123)	(3.1)
Low income housing partnerships	3,404	1,966	1,438	73.1
Advertising and promotional	2,707	2,825	(118)	(4.2)
Other non-interest expense	3,882	3,948	(66)	(1.7)
Total non-interest expense	$69,107	$66,995	$2,112	3.2

The decrease in salaries and employee benefits expense was due primarily to the prior year nine month period including compensation expense on unallocated ESOP shares related to two True Blue Capitol dividends paid compared to one True Blue Capitol dividend paid during the current nine month period. The increase in information technology and communications expense was primarily related to continued upgrades to our information technology infrastructure. The increase in low income housing partnership expense was due mainly to impairments, as well as to an increase in amortization expense due to an increase in the overall investment balance as a result of funding new partnerships and the general life cycle of the partnership activities. We have grown our investments in newly formed low income housing partnerships over the past couple of years. Generally, losses associated with these partnerships out-pace the tax credit benefit in the early years as they establish their operations. Management anticipates that low income housing partnership expense will increase approximately $2.6 million in fiscal year 2015 compared to fiscal year 2014, an increase from our original estimate of $2.0 million. The overall increase in low income housing expense year-over-year is due to an increase in impairments and amortization expense. The increase in federal insurance premium was due primarily to the daily leverage strategy.

Income Tax Expense
Income tax expense was $28.3 million for the current nine month period compared to $27.6 million for the prior year nine month period. The $766 thousand increase between periods was due to an increase in pre-tax income. The effective tax rate for the current nine month period was 32.3% compared to 32.4% in the prior year nine month period. Management anticipates the effective tax rate for fiscal year 2015 will be approximately 32% to 33%, based on fiscal year 2015 estimates as of June 30, 2015. The tax benefit associated with the low income housing tax credits is expected to be $4.3 million for fiscal year 2015, which is reflected in the effective tax rate range.

Financial Condition as of June 30, 2015

Total assets were $9.13 billion at June 30, 2015 compared to $9.87 billion at September 30, 2014. The $733.8 million decrease in total assets was primarily in cash and cash equivalents due to the removal of the entire daily leverage strategy at June 30, 2015, compared to having $800.0 million of the daily leverage strategy in place at September 30, 2014. The full daily leverage strategy was reinstated on July 1, 2015.

Loans receivable, net, increased $263.3 million from September 30, 2014, to $6.50 billion at June 30, 2015. The majority of the loan growth was funded with cash flows from the MBS portfolio. During the current year nine month period, the Bank originated and refinanced $563.2 million of loans with a weighted average rate of 3.57%, purchased $458.3 million of loans from correspondent lenders with a weighted average rate of 3.44%, and participated in $23.0 million of commercial real estate loans with a weighted average rate of 3.73%.

Total liabilities were $7.70 billion at June 30, 2015 compared to $8.37 billion at September 30, 2014. The $667.7 million decrease was due primarily to a decrease in FHLB borrowings due to the removal of the entire daily leverage strategy at June 30, 2015 compared to having $800.0 million of the daily leverage strategy in place at September 30, 2014. This decrease was partially offset by a $157.9 million, or 4.5% annualized, increase in the deposit portfolio. The growth in deposits was primarily in the checking portfolio and retail certificate of deposit portfolio, which increased $56.6 million and $53.3 million, respectively.

Stockholders' equity was $1.43 billion at June 30, 2015 compared to $1.49 billion at September 30, 2014. The $66.2 million decrease between periods was due primarily to the payment of $102.8 million in dividends and the repurchase of $27.4 million of common stock, partially offset by net income of $59.3 million. The $102.8 million in dividends paid during the current nine month period consisted of a $0.26 per share, or $35.5 million, true-up dividend related to fiscal year 2014 earnings per the Company's dividend policy, a $0.25 per share, or $33.9 million, True Blue® Capitol Dividend, and three regular quarterly dividends totaling $0.245 per share, or $33.4 million. The $33.9 million True Blue Capitol Dividend was funded by a $36.0 million capital distribution from the Bank to the holding company. On July 22, 2015, the Company declared a regular quarterly cash dividend of $0.085 per share, or approximately $11.4 million, payable on August 21, 2015 to stockholders of record as of the close of business on August 7, 2015.

At June 30, 2015, Capitol Federal Financial, Inc., at the holding company level, had $105.7 million on deposit at the Bank. For fiscal year 2015, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company's earnings to its stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

The Company's current stock repurchase plan, which does not have an expiration date, is for $175.0 million of common stock, of which $15.7 million remained available as of July 29, 2015. The Company repurchased $23.8 million of shares during the current quarter at an average price of $12.02 per share, bringing current fiscal year share repurchases to $27.4 million at an average price of $12.01 per share. Subsequent to the end of the current quarter, through July 29, 2015, the Company repurchased an additional $3.4 million of shares at an average price of $12.06 per share, resulting in a total of 13,331,092 shares having been repurchased at an average price of $11.95 per share, or $159.3 million, since the inception of the current stock repurchase plan.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	June 30,	September 30,	June 30,
	2015	2014	2014
	(Dollars in thousands)
Stockholders' equity	$1,426,723	$1,492,882	$1,498,907
Equity to total assets at end of period	15.6%	15.1%	16.6%

The following table presents a reconciliation of total and net shares outstanding as of June 30, 2015.

Total shares outstanding	138,699,031
Less unallocated ESOP shares and unvested restricted stock	(4,336,449)
Net shares outstanding	134,362,582

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well-capitalized" status for the Bank and the Company in accordance with regulatory standards. As of June 30, 2015, the Company and Bank exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at June 30, 2015.

		Regulatory
		Requirement For
	Bank	"Well-Capitalized"
	Ratios	Status
Tier 1 leverage ratio	11.3%	5.0%
Common equity tier 1 capital ratio	30.8	6.5
Tier 1 capital ratio	30.8	8.0
Total capital ratio	31.0	10.0

A reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory capital amounts as of June 30, 2015 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,274,129
Unrealized gains on available-for-sale ("AFS") securities	(8,227)
Total tier 1 capital	1,265,902
Allowance for credit losses ("ACL")	9,601
Total capital	$1,275,503

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President,	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	June 30,	September 30,
	2015	2014
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $40,408 and $799,340)	$46,668	$810,840
Securities:
AFS at estimated fair value (amortized cost of $833,832 and $829,558)	847,059	840,790
Held-to-maturity at amortized cost (estimated fair value of $1,378,612 and $1,571,524)	1,359,657	1,552,699
Loans receivable, net (of ACL of $9,601 and $9,227)	6,496,468	6,233,170
FHLB stock, at cost	166,257	213,054
Premises and equipment, net	73,066	70,530
Income taxes receivable, net	417	—
Other assets	141,589	143,945
TOTAL ASSETS	$9,131,181	$9,865,028

LIABILITIES:
Deposits	$4,813,188	$4,655,272
FHLB borrowings	2,572,898	3,369,677
Repurchase agreements	220,000	220,000
Advance payments by borrowers for taxes and insurance	37,431	58,105
Income taxes payable, net	—	368
Deferred income tax liabilities, net	25,671	22,367
Accounts payable and accrued expenses	35,270	46,357
Total liabilities	7,704,458	8,372,146

STOCKHOLDERS' EQUITY:
Preferred stock ($0.01 par value) 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock ($0.01 par value) 1,400,000,000 shares authorized;138,699,031 and 140,951,203
shares issued and outstanding as of June 30, 2015 and September 30, 2014, respectively	1,387	1,410
Additional paid-in capital	1,163,824	1,180,732
Unearned compensation, ESOP	(41,712)	(42,951)
Retained earnings	294,997	346,705
Accumulated other comprehensive income, net of tax	8,227	6,986
Total stockholders' equity	1,426,723	1,492,882
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,131,181	$9,865,028

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2015	2015	2015	2014
INTEREST AND DIVIDEND INCOME:
Loans receivable	$58,922	$58,198	$175,739	$171,539
MBS	8,849	9,537	28,387	34,765
Investment securities	1,914	1,673	5,262	5,674
FHLB stock	3,132	3,076	9,389	3,877
Cash and cash equivalents	1,357	1,393	4,174	157
Total interest and dividend income	74,174	73,877	222,951	216,012

INTEREST EXPENSE:
FHLB borrowings	17,072	17,198	51,258	47,000
Deposits	8,377	8,207	24,729	24,523
Repurchase agreements	1,712	1,693	5,136	8,319
Total interest expense	27,161	27,098	81,123	79,842

NET INTEREST INCOME	47,013	46,779	141,828	136,170

PROVISION FOR CREDIT LOSSES	323	275	771	982
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	46,690	46,504	141,057	135,188

NON-INTEREST INCOME:
Retail fees and charges	3,798	3,471	11,052	11,056
Insurance commissions	537	973	2,059	2,589
Loan fees	340	357	1,071	1,221
Income from BOLI	251	252	819	1,001
Other non-interest income	219	224	678	979
Total non-interest income	5,145	5,277	15,679	16,846

NON-INTEREST EXPENSE:
Salaries and employee benefits	11,038	10,412	31,927	32,379
Information technology and communications	2,573	2,585	7,726	6,985
Occupancy, net	2,557	2,461	7,437	7,662
Federal insurance premium	1,342	1,468	4,092	3,264
Deposit and loan transaction costs	1,435	1,256	4,065	3,976
Regulatory and outside services	1,365	1,206	3,867	3,990
Low income housing partnerships	492	1,366	3,404	1,966
Advertising and promotional	1,069	749	2,707	2,825
Other non-interest expense	1,235	1,356	3,882	3,948
Total non-interest expense	23,106	22,859	69,107	66,995
INCOME BEFORE INCOME TAX EXPENSE	28,729	28,922	87,629	85,039
INCOME TAX EXPENSE	9,127	9,688	28,321	27,555
NET INCOME	$19,602	$19,234	$59,308	$57,484

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2015	2015	2015	2014
	(Dollars in thousands, except per share amounts)
Net income	$19,602	$19,234	$59,308	$57,484
Income allocated to participating securities	(24)	(27)	(93)	(135)
Net income available to common stockholders	$19,578	$19,207	$59,215	$57,349

Average common shares outstanding	135,662,701	136,166,271	135,971,846	140,205,057
Average committed ESOP shares outstanding	83,052	41,758	41,602	41,601
Total basic average common shares outstanding	135,745,753	136,208,029	136,013,448	140,246,658

Effect of dilutive stock options	17,600	37,756	27,254	1,136

Total diluted average common shares outstanding	135,763,353	136,245,785	136,040,702	140,247,794

Net earnings per share:
Basic	$0.14	$0.14	$0.43	$0.41
Diluted	$0.14	$0.14	$0.43	$0.41

Antidilutive stock options, excluded
from the diluted average common shares
outstanding calculation	1,240,309	863,827	1,253,057	2,064,175

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages (before deductions for undisbursed loan funds, unearned loan fees and deferred costs, and ACL) as of the dates indicated.

	June 30, 2015			March 31, 2015			September 30, 2014
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real estate loans:
One-to four-family	$6,222,818	3.64%	95.0%	$6,094,729	3.67%	94.9%	$5,972,031	3.72%	95.0%
Multi-family and commercial	108,576	4.14	1.7	107,494	4.16	1.7	75,677	4.39	1.2
Construction:
One- to four-family	68,748	3.54	1.0	68,643	3.60	1.1	72,113	3.66	1.1
Multi-family and commercial	17,420	3.85	0.3	17,420	3.85	0.3	34,677	4.01	0.6
Total construction	86,168	3.60	1.3	86,063	3.65	1.4	106,790	3.77	1.7
Total real estate loans	6,417,562	3.65	98.0	6,288,286	3.68	98.0	6,154,498	3.73	97.9

Consumer loans:
Home equity	125,907	5.04	1.9	126,146	5.09	1.9	130,484	5.14	2.0
Other	4,233	4.08	0.1	4,348	4.14	0.1	4,537	4.16	0.1
Total consumer loans	130,140	5.01	2.0	130,494	5.06	2.0	135,021	5.11	2.1
Total loans receivable	6,547,702	3.67	100.0%	6,418,780	3.71	100.0%	6,289,519	3.76	100.0%

Less:
Undisbursed loan funds	51,523			52,063			52,001
ACL	9,601			9,406			9,227
Discounts/unearned loan fees	23,850			23,670			23,687
Premiums/deferred costs	(33,740)			(31,679)			(28,566)
Total loans receivable, net	$6,496,468			$6,365,320			$6,233,170

The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and the average balance per loan at the dates presented. Credit scores are updated at least semiannually, with the last update in March 2015, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	June 30, 2015					March 31, 2015					September 30, 2014
		% of	Credit		Average		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$4,001,231	64.3%	765	64%	$128	$3,962,884	65.0%	764	64%	$127	$3,978,396	66.6%	764	64%	$127
Correspondent purchased	1,717,845	27.6	764	68	340	1,608,074	26.4	764	68	335	1,431,745	24.0	764	68	332
Bulk purchased	503,742	8.1	752	66	309	523,771	8.6	751	66	308	561,890	9.4	749	67	311
	$6,222,818	100.0%	764	65	164	$6,094,729	100.0%	763	65	162	$5,972,031	100.0%	763	65	159

Loan Commitments

The following table summarizes our one- to four-family loan origination, refinance, and correspondent purchase commitments as of June 30, 2015, along with associated weighted average rates. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. A percentage of the commitments are expected to expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash requirements.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$15,861	$61,937	$19,540	$97,338	3.53%
Correspondent	17,913	76,427	12,158	106,498	3.64
	$33,774	$138,364	$31,698	$203,836	3.59

Rate	3.01%	3.86%	3.02%

Loan Activity

The following tables summarize activity in our loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in undisbursed loan funds, ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances are included in repayments. Purchased loans include purchases from correspondent lenders and participations with other lead banks. There were no bulk loan purchases from nationwide lenders during the periods presented. Loan endorsements are not included in the activity in the following tables because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the three and nine months ended June 30, 2015, the Bank endorsed $27.9 million and $112.5 million of one- to four-family loans, respectively, reducing the average rate on those loans by 99 and 95 basis points, respectively.

	For the Three Months Ended
	June 30, 2015		March 31, 2015		December 31, 2014		September 30, 2014
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,418,780	3.71%	$6,317,251	3.74%	$6,289,519	3.76%	$6,197,114	3.78%
Originated and refinanced:
Fixed	207,895	3.50	131,532	3.49	101,270	3.74	116,296	3.88
Adjustable	47,609	3.55	36,053	3.63	38,878	3.75	47,025	3.67
Purchased and participations:
Fixed	147,887	3.51	144,370	3.56	94,374	3.74	127,814	3.75
Adjustable	29,046	2.92	41,858	2.94	23,705	2.96	44,417	3.07
Repayments	(301,835)		(250,422)		(228,940)		(241,320)
Principal charge-offs, net	(128)		(166)		(103)		(282)
Other	(1,552)		(1,696)		(1,452)		(1,545)
Ending balance	$6,547,702	3.67	$6,418,780	3.71	$6,317,251	3.74	$6,289,519	3.76

	For the Nine Months Ended
	June 30, 2015		June 30, 2014
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,289,519	3.76%	$6,011,799	3.82%
Originated and refinanced:
Fixed	440,697	3.55	271,418	4.04
Adjustable	122,540	3.64	132,169	3.76
Purchased and participations:
Fixed	386,631	3.59	282,735	4.01
Adjustable	94,609	2.94	118,817	3.25
Repayments	(781,197)		(616,253)
Principal charge-offs, net	(397)		(722)
Other	(4,700)		(2,849)
Ending balance	$6,547,702	3.67	$6,197,114	3.78

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity, along with associated weighted average rates and percent of total. Loan originations, purchases, participations, and refinances are reported together. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2015			June 30, 2015
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$106,115	2.90%	24.5%	$253,435	2.97%	24.3%
> 15 years	244,947	3.74	56.6	543,934	3.82	52.1
Multi-family and commercial real estate	3,268	4.11	0.8	26,518	3.74	2.5
Home equity	1,265	6.21	0.3	2,812	6.18	0.3
Other	187	7.82	—	629	7.72	0.1
Total fixed-rate	355,782	3.50	82.2	827,328	3.57	79.3

Adjustable-rate:
One- to four-family:
<= 36 months	2,757	2.52	0.6	5,197	2.57	0.5
> 36 months	54,285	2.91	12.6	159,092	2.95	15.2
Home equity	19,250	4.58	4.5	51,655	4.59	4.9
Other	363	2.88	0.1	1,205	3.08	0.1
Total adjustable-rate	76,655	3.31	17.8	217,149	3.33	20.7

Total originated, refinanced and purchased	$432,437	3.47	100.0%	$1,044,477	3.52	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$146,487	3.50		$363,661	3.58
Participations - commercial real estate	1,400	4.25		22,970	3.73
Total fixed-rate purchased/participations	147,887	3.51		386,631	3.59

Adjustable-rate:
Correspondent - one- to four-family	29,046	2.92		94,609	2.94

Total purchased/participation loans	$176,933	3.41		$481,240	3.46

The following table presents originated, refinanced, and correspondent activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2015			June 30, 2015
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$188,742	78%	772	$401,357	77%	771
Refinanced by Bank customers	43,829	70	767	102,031	68	768
Correspondent purchased	175,533	74	767	458,270	74	765
	$408,104	75	769	$961,658	74	768

The following table presents the amount, percent of total, and weighted average rate, by state, for one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the nine months ended June 30, 2015.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2015			June 30, 2015
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$208,018	51.0%	3.39%	$460,641	47.9%	3.46%
Missouri	92,533	22.7	3.39	227,163	23.6	3.42
Texas	42,991	10.5	3.41	122,558	12.8	3.40
Other states	64,562	15.8	3.42	151,296	15.7	3.46
	$408,104	100.0%	3.40	$961,658	100.0%	3.44

Asset Quality

Economic conditions in the Bank's local market areas have a significant impact on the ability of borrowers to repay loans and the value of the collateral securing these loans. As of June 2015, the unemployment rate was 4.5% for Kansas and 5.8% for Missouri, compared to the national average of 5.3%, based on information from the Bureau of Labor Statistics.

The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. Of the loans 30 to 89 days delinquent at June 30, 2015, approximately 77% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to Office of the Comptroller of the Currency ("OCC") reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties were owned by the Bank, on average, for approximately four months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	June 30, 2015		March 31, 2015		December 31, 2014		September 30, 2014		June 30, 2014
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	150	$16,320	128	$13,097	164	$16,638	138	$13,074	130	$14,435
Correspondent purchased	15	4,741	7	2,206	6	1,280	9	2,335	5	1,301
Bulk purchased	30	6,249	35	8,137	46	10,047	37	7,860	36	6,826
Consumer loans:
Home equity	34	646	30	681	41	916	33	770	33	628
Other	18	80	9	36	14	29	18	69	11	40
	247	$28,036	209	$24,157	271	$28,910	235	$24,108	215	$23,230
30 to 89 days delinquent loans
to total loans receivable, net		0.43%		0.38%		0.46%		0.39%		0.38%

	Non-Performing Loans and OREO at:
	June 30, 2015		March 31, 2015		December 31, 2014		September 30, 2014		June 30, 2014
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	70	$6,180	79	$8,047	75	$7,762	82	$7,880	83	$8,130
Correspondent purchased	1	67	1	490	3	1,039	2	709	2	314
Bulk purchased	29	7,577	27	8,040	24	7,191	28	7,120	29	8,322
Consumer loans:
Home equity	19	443	23	366	20	354	25	397	23	345
Other	5	16	6	19	5	28	4	13	6	24
	124	14,283	136	16,962	127	16,374	141	16,119	143	17,135
Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	71	9,224	80	9,709	89	9,636	67	7,473	66	8,379
Correspondent purchased	2	398	2	401	3	492	4	553	2	134
Bulk purchased	5	959	5	732	6	872	5	724	3	630
Consumer loans:
Home equity	10	219	6	108	5	91	2	45	3	61
Other	—	—	3	11	3	12	—	—	—	—
	88	10,800	96	10,961	106	11,103	78	8,795	74	9,204
Total non-performing loans	212	25,083	232	27,923	233	27,477	219	24,914	217	26,339

Non-performing loans as a percentage of total loans(2)		0.39%		0.44%		0.44%		0.40%		0.43%

OREO:
One- to four-family:
Originated(3)	28	$1,920	36	$1,989	26	$2,551	25	$2,040	24	$1,430
Correspondent purchased	2	714	1	216	—	—	1	179	1	179
Bulk purchased	4	1,019	5	1,162	5	685	2	575	2	369
Consumer loans:
Home equity	2	17	—	—	—	—	—	—	—	—
Other(4)	1	1,278	1	1,278	1	1,300	1	1,300	1	1,300
	37	4,948	43	4,645	32	4,536	29	4,094	28	3,278
Total non-performing assets	249	$30,031	275	$32,568	265	$32,013	248	$29,008	245	$29,617

Non-performing assets as a percentage of total assets		0.33%		0.32%		0.35%		0.29%		0.33%

(1)
Represents loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current. At June 30, 2015, March 31, 2015, December 31, 2014, September 30, 2014, and June 30, 2014, this amount was comprised of $3.4 million, $1.2 million, $2.7 million, $1.1 million, and $2.5 million, respectively, of loans that were 30 to 89 days delinquent and are reported as such, and $7.4 million, $9.8 million, $8.4 million, $7.7 million, and $6.7 million, respectively, of loans that were current.

(2)
Excluding loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current, non-performing loans as a percentage of total loans were 0.22%, 0.27%, 0.26%, 0.26%, and 0.28%, at June 30, 2015, March 31, 2015, December 31, 2014, September 30, 2014, and June 30, 2014, respectively.

(3)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

(4)	Represents a single property the Bank purchased for a potential branch site but now intends to sell.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
	(Dollars in thousands)
Balance at beginning of period	$9,406	$9,297	$9,227	$9,082	$8,967
Charge-offs:
One- to four-family loans:
Originated	(108)	(83)	(58)	(56)	(109)
Correspondent purchased	—	(11)	—	(40)	(35)
Bulk purchased	(28)	(80)	(113)	(117)	(149)
Multi-family and commercial loans	—	—	—	—	—
Construction	—	—	—	—	—
Home equity	(7)	(11)	(10)	(74)	(13)
Other consumer loans	(14)	(4)	(25)	(1)	(2)
Total charge-offs	(157)	(189)	(206)	(288)	(308)
Recoveries:
One- to four-family loans:
Originated	12	12	21	—	—
Correspondent purchased	—	—	—	—	—
Bulk purchased	—	4	54	—	64
Multi-family and commercial loans	—	—	—	—	—
Construction	—	—	—	—	—
Home equity	17	6	27	6	51
Other consumer loans	—	1	1	—	1
Total recoveries	29	23	103	6	116
Net charge-offs	(128)	(166)	(103)	(282)	(192)
Provision for credit losses	323	275	173	427	307
Balance at end of period	$9,601	$9,406	$9,297	$9,227	$9,082

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	—%
Ratio of net charge-offs during the period
to average non-performing assets	0.41	0.51	0.34	0.97	0.62
ACL to non-performing loans at end of period	38.28	33.69	33.84	37.04	34.48
ACL to loans receivable, net at end of period	0.15	0.15	0.15	0.15	0.15
ACL to net charge-offs (annualized)	18.7x	14.2x	22.6x	8.2x	11.8x

	For the Nine Months Ended
	June 30,
	2015	2014
	(Dollars in thousands)
Balance at beginning of period	$9,227	$8,822
Charge-offs:
One- to four-family loans:
Originated	(249)	(228)
Correspondent purchased	(11)	(56)
Bulk purchased	(221)	(536)
Multi-family and commercial loans	—	—
Construction	—	—
Home equity	(28)	(29)
Other consumer loans	(43)	(5)
Total charge-offs	(552)	(854)
Recoveries:
One- to four-family loans:
Originated	45	1
Correspondent purchased	—	—
Bulk purchased	58	64
Multi-family and commercial loans	—	—
Construction	—	—
Home equity	50	66
Other consumer loans	2	1
Total recoveries	155	132
Net charge-offs	(397)	(722)
Provision for credit losses	771	982
Balance at end of period	$9,601	$9,082

Ratio of net charge-offs during the period
to average loans outstanding during the period	0.01%	0.01%
Ratio of net charge-offs during the
period to average non-performing assets	1.34	2.41
ACL to non-performing loans at end of period	38.28	34.48
ACL to loans receivable, net at end of period	0.15	0.15
ACL to net charge-offs (annualized)	18.2x	9.4x

Securities Portfolio

The following table presents the distribution of our MBS and investment securities portfolio, at amortized cost, at the dates indicated. The majority of our MBS and investment securities portfolio are composed of securities issued by U.S. government-sponsored enterprises ("GSEs"). Overall, fixed-rate securities comprised 80% of these portfolios at June 30, 2015. The weighted average life ("WAL") is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	June 30, 2015			March 31, 2015			September 30, 2014
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$1,120,019	2.26%	3.3	$1,173,186	2.32%	3.6	$1,279,990	2.35%	3.7
GSE debentures	600,376	1.13	2.3	579,731	1.12	2.0	554,811	1.06	2.9
Municipal bonds	39,505	1.91	3.1	37,828	1.96	3.1	38,874	2.29	2.8
Total fixed-rate securities	1,759,900	1.87	3.0	1,790,745	1.93	3.1	1,873,675	1.97	3.4

Adjustable-rate securities:
MBS	431,238	2.22	5.3	459,489	2.25	5.9	506,089	2.24	5.4
Trust preferred securities	2,351	1.54	22.0	2,346	1.53	22.2	2,493	1.49	22.7
Total adjustable-rate securities	433,589	2.21	5.4	461,835	2.24	6.0	508,582	2.24	5.5
Total securities portfolio	$2,193,489	1.93	3.4	$2,252,580	1.99	3.7	$2,382,257	2.02	3.9

MBS: The following tables summarize the activity in our MBS portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	June 30, 2015			March 31, 2015			December 31, 2014			September 30, 2014
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,648,046	2.30%	4.3	$1,711,231	2.32%	4.5	$1,802,547	2.32%	4.2	$1,904,010	2.32%	4.4
Maturities and repayments	(100,538)			(86,156)			(89,795)			(100,521)
Net amortization of (premiums)/discounts	(1,412)			(1,258)			(1,332)			(1,464)
Purchases:
Fixed	20,532	1.74	4.5	25,137	1.53	3.8	—	—	—	—	—	—
Change in valuation on AFS securities	(1,444)			(908)			(189)			522
Ending balance - carrying value	$1,565,184	2.25	3.9	$1,648,046	2.30	4.3	$1,711,231	2.32	4.5	$1,802,547	2.32	4.2

	For the Nine Months Ended
	June 30, 2015			June 30, 2014
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,802,547	2.32%	4.2	$2,047,708	2.40%	3.9
Maturities and repayments	(276,489)			(287,473)
Net amortization of (premiums)/discounts	(4,002)			(4,210)
Purchases:
Fixed	45,669	1.62	4.1	129,002	1.73	3.8
Adjustable	—	—	—	21,737	1.92	5.2
Change in valuation on AFS securities	(2,541)			(2,754)
Ending balance - carrying value	$1,565,184	2.25	3.9	$1,904,010	2.32	4.4

Investment Securities: The following tables summarize the activity in our investment securities portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	June 30, 2015			March 31, 2015			December 31, 2014			September 30, 2014
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$620,193	1.18%	2.2	$539,012	1.18%	2.9	$590,942	1.15%	3.0	$590,405	1.15%	3.4
Maturities and calls	(30,000)			(28,051)			(54,081)			(3,374)
Net amortization of (premiums)/discounts	(52)			(68)			(95)			(87)
Purchases:
Fixed	52,379	1.31	3.1	105,212	1.16	1.7	810	1.22	5.0	4,702	1.57	5.2
Change in valuation on AFS securities	(988)			4,088			1,436			(704)
Ending balance - carrying value	$641,532	1.18	2.5	$620,193	1.18	2.2	$539,012	1.18	2.9	$590,942	1.15	3.0

	For the Nine Months Ended
	June 30, 2015			June 30, 2014
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$590,942	1.15%	3.0	$740,282	1.14%	2.9
Maturities and calls	(112,132)			(286,275)
Net amortization of (premiums)/discounts	(215)			(292)
Purchases:
Fixed	158,401	1.21	2.1	134,206	1.01	2.7
Change in valuation on AFS securities	4,536			2,484
Ending balance - carrying value	$641,532	1.18	2.5	$590,405	1.15	3.4

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	June 30, 2015			March 31, 2015			September 30, 2014
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Noninterest-bearing checking	$188,127	—%	3.9%	$187,139	—%	3.9%	$167,045	—%	3.6%
Interest-bearing checking	559,428	0.05	11.6	573,632	0.05	11.9	523,959	0.05	11.2
Savings	311,658	0.16	6.5	311,878	0.14	6.4	296,187	0.15	6.4
Money market	1,148,490	0.23	23.8	1,156,764	0.23	23.9	1,135,915	0.23	24.4
Retail certificates of deposit	2,285,046	1.27	47.5	2,279,154	1.26	47.1	2,231,737	1.22	47.9
Public units/brokered deposits	320,439	0.31	6.7	328,707	0.65	6.8	300,429	0.63	6.5
	$4,813,188	0.70	100.0%	$4,837,274	0.71	100.0%	$4,655,272	0.70	100.0%

Public unit deposits were $320.4 million at June 30, 2015 compared to $258.6 million at September 30, 2014. There were no brokered deposits at June 30, 2015 compared to $41.9 million at September 30, 2014.

The following table presents scheduled maturities of our certificates of deposit, along with associated weighted average rates, as of June 30, 2015:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$830,161	$203,198	$10,804	$—	$1,044,163	0.53%
1.00 – 1.99%	262,468	307,529	451,809	437,439	1,459,245	1.51
2.00 – 2.99%	92,149	7,483	158	1,718	101,508	2.51
3.00 – 3.99%	113	220	105	—	438	3.20
4.00 – 4.99%	131	—	—	—	131	4.40
	$1,185,022	$518,430	$462,876	$439,157	$2,605,485	1.15

Percent of total	45.5%	19.9%	17.8%	16.8%
Weighted average rate	0.81	1.19	1.44	1.75
Weighted average maturity (in years)	0.4	1.5	2.5	3.9	1.6
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.7

Borrowings

The following table presents the maturity of FHLB advances, at par, and repurchase agreements, along with associated weighted average contractual and effective rates as of June 30, 2015. In mid-July 2015, a $20.0 million repurchase agreement matured and was not renewed or replaced by another type of borrowing.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2015	$—	$20,000	4.45%	4.45%
2016	575,000	—	2.29	2.91
2017	500,000	—	2.69	2.72
2018	200,000	100,000	2.90	2.90
2019	300,000	—	1.68	1.68
2020	250,000	100,000	2.18	2.18
2021	550,000	—	2.27	2.27
2022	200,000	—	2.23	2.23
	$2,575,000	$220,000	2.35	2.49

(1)
The effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid and deferred gains related to interest rate swaps previously terminated.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail and public unit deposit amounts, and term borrowings for the next four quarters as of June 30, 2015.

	Retail		Public Unit		Term
Maturity by	Certificate	Repricing	Deposit	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
September 30, 2015	$264,568	1.19%	$153,277	0.14%	$20,000	4.45%	$437,845	0.97%
December 31, 2015	189,312	0.74	56,903	0.23	200,000	1.94	446,215	1.21
March 31, 2016	212,851	0.88	17,803	0.22	175,000	5.08	405,654	2.66
June 30, 2016	260,023	1.00	30,285	0.45	100,000	3.17	390,308	1.51
	$926,754	0.97	$258,268	0.20	$495,000	3.40	$1,680,022	1.57

The following tables present term borrowing activity for the periods shown, which includes FHLB advances, at par, and repurchase agreements. Line of credit activity is excluded from the following tables. The weighted average effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid and deferred gains related to interest rate swaps previously terminated. Rates on new borrowings are fixed-rate. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	June 30, 2015			March 31, 2015			December 31, 2014			September 30, 2014
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,795,000	2.51%	3.3	$2,795,000	2.55%	3.0	$2,795,000	2.45%	2.8	$2,795,000	2.53%	2.9
Maturities and prepayments:
FHLB advances	(100,000)	3.01		(250,000)	2.48		(250,000)	0.84		—	—
Repurchase agreements	—	—		—	—		—	—		(100,000)	4.20
New borrowings:
FHLB advances	100,000	2.25	7.0	250,000	2.06	6.4	250,000	1.99	5.2	100,000	1.96	5.0
Ending balance	$2,795,000	2.49	3.3	$2,795,000	2.51	3.3	$2,795,000	2.55	3.0	$2,795,000	2.45	2.8

	For the Nine Months Ended
	June 30, 2015			June 30, 2014
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,795,000	2.45%	2.8	$2,845,000	2.75%	2.6
Maturities and prepayments:
FHLB advances	(600,000)	1.88		(450,000)	3.90
New borrowings:
FHLB advances	600,000	2.06	6.0	400,000	2.45	6.6
Ending balance	$2,795,000	2.49	3.3	$2,795,000	2.53	2.9

Average Rates and Lives

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of the date presented. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the net impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid and deferred gains related to interest rate swaps previously terminated. The terms presented for one- to four-family loans represent the contractual terms of the loan.

	June 30, 2015
	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$641,532	1.18%	2.5	29.1%	7.1%
MBS - fixed	1,125,174	2.26	3.3	51.0	12.5
MBS - adjustable	440,010	2.22	5.3	19.9	4.9
Total investment securities and MBS	2,206,716	1.93	3.4	100.0%	24.5
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,235,124	3.28	4.1	18.9%	13.8
> 15 years	3,790,022	4.04	6.4	57.9	42.3
All other fixed-rate loans	180,424	4.32	3.5	2.7	2.0
Total fixed-rate loans	5,205,570	3.87	5.7	79.5	58.1
Adjustable-rate one- to four-family:
<= 36 months	339,738	1.97	4.1	5.2	3.8
> 36 months	857,934	2.90	3.1	13.1	9.6
All other adjustable-rate loans	144,460	4.38	1.0	2.2	1.6
Total adjustable-rate loans	1,342,132	2.83	3.1	20.5	15.0
Total loans receivable	6,547,702	3.66	5.2	100.0%	73.1
FHLB stock	166,257	5.98	2.4		1.9
Cash and cash equivalents	46,668	0.23	—		0.5
Total interest-earning assets	$8,967,343	3.26	4.7		100.0%

Transaction deposits	$2,207,703	0.16	6.5	45.9%	29.0%
Certificates of deposit	2,605,485	1.15	1.6	54.1	34.2
Total deposits	4,813,188	0.70	3.9	100.0%	63.2
Term borrowings	2,795,000	2.49	3.3		36.8
Total interest-bearing liabilities	$7,608,188	1.35	3.7		100.0%

At June 30, 2015, the Bank's one-year gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice was $166.2 million, or 1.8% of total assets, compared to $463.3 million, or 4.6% of total assets, at March 31, 2015. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on mortgage loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. As interest rates rise, the amount of interest-earning assets expected to reprice will likely decrease from estimated levels as borrowers would have less economic incentive to modify their cost of borrowings. If interest rates were to increase 200 basis points, as of June 30, 2015, the Bank's one-year gap is projected to be -$271.2 million, or -3.0% of total assets, meaning more liabilities would be anticipated to reprice than assets. This compares to a one-year gap of -$20.0 million, or -0.2% of total assets, if interest rates were to have increased 200 basis points as of March 31, 2015. The change in the one-year gap amount in both the base case and +200 basis point scenarios between periods was due primarily to higher interest rates at June 30, 2015 than at March 31, 2015, resulting in a decrease in prepayment projections on the Bank's mortgage loan and MBS portfolios, as well as a decrease in the amount of securities projected to be called, resulting in a decrease in the amount of assets expected to reprice over the 12-month horizon.

The gap position of the Bank has been managed over the past several years in anticipation of higher interest rates. Because of the on-balance sheet strategies implemented over the past several years of lengthening FHLB advances, increasing rates offered on longer-term certificate of deposit products, purchasing shorter term agency debentures, and focusing on the long-term value of the balance sheet through the measurement and management of our market value of portfolio equity, management believes the Bank is well-positioned to move into a market rate environment where interest rates are higher.

Average Balance Sheets

The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at June 30, 2015. As previously discussed, the daily leverage strategy was not in place at June 30, 2015, so the end of period yields/rates presented at June 30, 2015 in the tables below do not reflect the effects of this strategy. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Nine Months Ended
	June 30, 2015	June 30, 2015			June 30, 2014
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	3.66%	$6,330,461	$175,739	3.70%	$6,047,247	$171,539	3.78%
MBS(2)	2.25	1,674,246	28,387	2.26	1,961,441	34,765	2.36
Investment securities(2)(3)	1.18	593,268	5,262	1.18	667,317	5,674	1.13
FHLB stock	5.98	209,749	9,389	5.98	125,821	3,877	4.12
Cash and cash equivalents	0.23	2,156,567	4,174	0.26	83,988	157	0.25
Total interest-earning assets(1)(2)	3.26	10,964,291	222,951	2.71	8,885,814	216,012	3.24
Other noninterest-earning assets		231,154			220,029
Total assets		$11,195,445			$9,105,843

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.04	$723,699	204	0.04	$672,218	193	0.04
Savings	0.16	304,716	335	0.15	290,569	240	0.11
Money market	0.23	1,147,014	1,999	0.23	1,135,195	1,964	0.23
Retail certificates	1.27	2,251,608	20,840	1.24	2,222,808	20,454	1.23
Wholesale certificates	0.31	314,942	1,351	0.57	302,711	1,672	0.74
Total deposits	0.70	4,741,979	24,729	0.70	4,623,501	24,523	0.71
FHLB advances(4)	2.44	2,571,417	47,300	2.46	2,486,538	46,995	2.53
FHLB line of credit	0.26	2,072,162	3,958	0.25	2,800	5	0.22
FHLB borrowings	2.44	4,643,579	51,258	1.47	2,489,338	47,000	2.53
Repurchase agreements	3.08	220,000	5,136	3.08	320,000	8,319	3.43
Total borrowings	2.49	4,863,579	56,394	1.55	2,809,338	55,319	2.63
Total interest-bearing liabilities	1.35	9,605,558	81,123	1.13	7,432,839	79,842	1.43
Other noninterest-bearing liabilities		107,457			103,376
Stockholders' equity		1,482,430			1,569,628
Total liabilities and stockholders' equity		$11,195,445			$9,105,843

Net interest income(5)			$141,828			$136,170
Net interest rate spread(6)	1.91			1.58			1.81
Net interest-earning assets		$1,358,733			$1,452,975
Net interest margin(7)				1.72			2.04
Ratio of interest-earning assets
to interest-bearing liabilities				1.14x			1.20x

Selected performance ratios:
Return on average assets (annualized)				0.71%			0.84%
Return on average equity (annualized)				5.33			4.88
Average equity to average assets				13.24			17.24
Operating expense ratio(8)				0.82			0.98
Efficiency ratio(9)				43.88			43.78
Pre-tax yield on daily leverage strategy(10)				0.21			n/a

	For the Three Months Ended
	June 30, 2015			March 31, 2015
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$6,422,240	$58,922	3.67%	$6,313,311	$58,198	3.69%
MBS(2)	1,602,047	8,849	2.21	1,674,986	9,537	2.28
Investment securities(2)(3)	636,368	1,914	1.20	560,434	1,673	1.19
FHLB stock	209,890	3,132	5.98	208,770	3,076	5.98
Cash and cash equivalents	2,141,864	1,357	0.25	2,202,290	1,393	0.25
Total interest-earning assets(1)(2)	11,012,409	74,174	2.69	10,959,791	73,877	2.70
Other noninterest-earning assets	229,657			233,237
Total assets	$11,242,066			$11,193,028

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$751,078	70	0.04	$724,637	67	0.04
Savings	311,504	115	0.15	305,182	115	0.15
Money market	1,146,468	665	0.23	1,153,612	664	0.23
Retail certificates	2,283,125	7,158	1.26	2,246,166	6,862	1.24
Wholesale certificates	309,765	369	0.48	328,910	499	0.61
Total deposits	4,801,940	8,377	0.70	4,758,507	8,207	0.70
FHLB advances(4)	2,572,293	15,718	2.45	2,571,309	15,900	2.51
FHLB line of credit	2,076,924	1,354	0.26	2,062,222	1,298	0.25
FHLB borrowings	4,649,217	17,072	1.47	4,633,531	17,198	1.50
Repurchase agreements	220,000	1,712	3.08	220,000	1,693	3.08
Total borrowings	4,869,217	18,784	1.54	4,853,531	18,891	1.58
Total interest-bearing liabilities	9,671,157	27,161	1.12	9,612,038	27,098	1.14
Other noninterest-bearing liabilities	89,052			105,621
Stockholders' equity	1,481,857			1,475,369
Total liabilities and stockholders' equity	$11,242,066			$11,193,028

Net interest income(5)		$47,013			$46,779
Net interest rate spread(6)			1.57			1.56
Net interest-earning assets	$1,341,252			$1,347,753
Net interest margin(7)			1.71			1.71
Ratio of interest-earning assets
to interest-bearing liabilities			1.14x			1.14x

Selected performance ratios:
Return on average assets (annualized)			0.70%			0.69%
Return on average equity (annualized)			5.29			5.21
Average equity to average assets			13.18			13.18
Operating expense ratio(8)			0.82			0.82
Efficiency ratio(9)			44.30			43.91
Pre-tax yield on daily leverage strategy(10)			0.20			0.20

(1)
Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $36.6 million for each of the nine months ended June 30, 2015 and 2014 respectively, and $37.9 million and $35.1 million for the quarters ended June 30, 2015 and March 31, 2015, respectively.

(4)	The balance and rate of FHLB advances are stated net of deferred gains and deferred prepayment penalties.

(5)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7)
Net interest margin represents net interest income as a percentage of average interest-earning assets. Excluding the effects of the daily leverage strategy, the net interest margin would have been 2.07% for the nine months ended June 30, 2015, and 2.05% and 2.04% for the quarters ended June 30, 2015 and March 31, 2015, respectively.

(8)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.

(9)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(10)
The pre-tax yield on the daily leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.